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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-110014) for the registration of $240 million of convertible notes and to the incorporation by reference therein of our report dated October 24, 2003, with respect to the consolidated financial statements of Andrew Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2003, and our report dated December 19, 2003, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

Chicago, IL
March 11, 2004

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CONSENT OF INDEPENDENT AUDITORS